Exhibit 10(b)

AMENDMENT NUMBER ONE

TO THE

HARRIS CORPORATION

2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation 2005 Supplemental Executive Retirement Plan, as amended and restated effective November 28, 2011 (the “Plan”);

WHEREAS, pursuant to Section 8.1 of the Plan, the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) has the authority to adopt non-material amendments to the Plan;

WHEREAS, the Employee Benefits Committee desires to amend the Plan (i) to define the term “Spouse” therein, (ii) to clarify the law and venue applicable to any action involving the Plan and (iii) to include a provision governing any award of legal fees in connection with any action involving the Plan; and

WHEREAS, the Employee Benefits Committee has determined that the above-described amendments are non-material.

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended as follows:

1. Effective as of June 26, 2013, Article II hereby is amended to add the following new definition of “Spouse” thereto:

Spouse – means a person who is legally married to a Participant under the laws of any domestic or foreign jurisdiction that has the legal authority to sanction marriages. For the avoidance of doubt, the term “Spouse” shall not include a person who, with a Participant, is in a domestic partnership, civil union or other similar formal relationship recognized by applicable law.

2. Effective as of June 26, 2013, each use of the term “spouse” throughout the Plan hereby is capitalized.

3. Effective as of the date hereof, Section 8.8 hereby is amended in its entirety to read as follows:

8.8. Applicable Law. The SERP and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Florida (without regard to principles of conflicts of law) to the extent such laws have not been preempted by applicable federal law. Venue for any action arising under the SERP shall be in Brevard County, Florida.

4. Effective as of the date hereof, Article VIII hereby is amended to add the following new Section 8.10 thereto:

8.10. Legal Fees. Any award of legal fees in connection with an action involving the SERP shall be calculated pursuant to a method that results in the lowest amount of fees being paid, which amount shall be no more than the amount that is reasonable. In no event shall legal fees be awarded for work related to:

(a) administrative proceedings under the SERP;

(b) unsuccessful claims brought by a Participant or any other person; or

(c) actions that are not brought under ERISA.

In calculating any award of legal fees, there shall be no enhancement for the risk of contingency, nonpayment or any other risk, nor shall there be applied a contingency multiplier or any other multiplier. In any action brought by a Participant or any other person against the SERP, the Committee, the Compensation Committee, the Investment Committee, the Corporation or an Affiliate or their respective affiliates or their and their affiliates’ respective officers, directors, trustees, employees, or agents (collectively, the “SERP Parties”), legal fees of the SERP Parties in connection with such action shall be paid by the Participant or other person bringing the action, unless the court specifically finds that there was a reasonable basis for the action.

APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on the 19th day of December, 2014.

/s/ Adam Histed
Adam Histed, Chairperson